EXHIBIT 99.1

Reliance, Inc. Reports Third Quarter 2025 Financial Results

–   Net sales of $3.65 billion with record third-quarter tons sold, up 6.2% year-over-year
–   Gross profit margin of 28.3%; non-GAAP FIFO gross profit margin of 29.0%
–   LIFO expense of $25.0 million, or $0.35, compared to LIFO income of $50.0 million, or $0.68 per share in the third quarter of 2024
–   EPS of $3.59; non-GAAP EPS of $3.64
–   Repurchased $60.9 million of common stock

PHOENIX, Ariz., Oct. 22, 2025 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2025.

(in millions, except tons sold which are in thousands, per ton and per share amounts)

			Sequential Quarter	Nine Months Ended September 30,		Year-Over-Year		Year-Over-Year
	Q3 2025	Q2 2025	% Change	2025*	2024	% Change	Q3 2024	% Change
Income Statement Data:
Net sales	$3,651.2	$3,659.8	(0.2%)	$10,795.7	$10,708.4	0.8%	$3,420.3	6.8%
Gross profit[1]	$1,031.6	$1,087.9	(5.2%)	$3,152.8	$3,220.5	(2.1%)	$1,006.3	2.5%
Gross profit margin[1]	28.3%	29.7%	(1.4%)	29.2%	30.1%	(0.9%)	29.4%	(1.1%)
Non-GAAP gross profit margin[1,2]	28.3%	29.9%	(1.6%)	29.3%	30.1%	(0.8%)	29.4%	(1.1%)
LIFO expense (income)	$25.0	$25.0		$75.0	$(150.0)		$(50.0)
LIFO expense (income) as a % of net sales	0.6%	0.7%	(0.1%)	0.7%	(1.4% )	2.1%	(1.5% )	2.1%
LIFO expense (income) per diluted share, net of tax	$0.35	$0.35		$1.06	$(1.98)		$(0.68)
Non-GAAP pretax expense adjustments[2]	$3.7	$1.1		$7.1	$5.8		$2.5
Pretax income	$247.7	$304.3	(18.6%)	$814.4	$1,006.4	(19.1%)	$260.5	(4.9%)
Non-GAAP pretax income[2]	$251.4	$305.4	(17.7%)	$821.5	$1,012.2	(18.8%)	$263.0	(4.4%)
Pretax income margin	6.8%	8.3%	(1.5%)	7.5%	9.4%	(1.9%)	7.6%	(0.8%)
Net income attributable to Reliance	$189.5	$233.7	(18.9%)	$622.9	$769.9	(19.1%)	$199.2	(4.9%)
Diluted EPS	$3.59	$4.42	(18.8%)	$11.74	$13.55	(13.4%)	$3.61	(0.6%)
Non-GAAP diluted EPS[2]	$3.64	$4.43	(17.8%)	$11.84	$13.63	(13.1%)	$3.64	0.0%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$261.8	$229.0	14.3%	$555.3	$956.5	(41.9%)	$463.9	(43.6%)
Free cash flow[2]	$180.6	$141.4	27.7%	$299.6	$636.8	(53.0%)	$351.1	(48.6%)
Net debt-to-total capital[2]	13.3%	14.1%		13.3%	11.5%		11.5%
Net debt-to-EBITDA[2]	0.9x	0.9x		0.9x	0.6x		0.6x
Total debt-to-EBITDA[2]	1.1x	1.1x		1.1x	0.8x		0.8x

Capital Allocation Data:
Acquisitions, net	$—	$2.8		$2.8	$366.7		$20.2
Capital expenditures	$81.2	$87.6		$255.7	$319.7		$112.8
Dividends	$62.9	$63.1		$191.2	$188.5		$60.6
Share repurchases	$60.9	$79.9		$394.0	$951.3		$432.0

Key Business Metrics:
Tons sold	1,615.5	1,615.0	0.0%	4,859.4	4,568.9	6.4%	1,521.4	6.2%
Tons sold (same-store)	1,554.2	1,560.1	(0.4%)	4,680.0	4,451.1	5.1%	1,471.5	5.6%
Average selling price per ton sold	$2,271	$2,273	(0.1%)	$2,229	2,345	(4.9%)	$2,246	1.1%
Average selling price per ton sold (same-store)	$2,296	$2,292	0.2%	$2,251	2,361	(4.7%)	$2,262	1.5%

* Nine months ended September 30, 2025 includes one less shipping day compared to the same 2024 period.
nm= Not meaningful.
Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Our third quarter results demonstrate how Reliance’s scale, diversification, and high-performing management teams deliver strong financial performance and capture market share in a uniquely challenging market environment,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our tons sold were a third quarter record and outperformed the industry by approximately nine percentage points, increasing our U.S. market share to 17.1%, up from 14.5% in 2023, due to our smart, profitable growth strategy. Driven by our high levels of customer service and broad inventory and processing capabilities, we offset declining industry shipment trends by winning new business opportunities that also better leveraged our operating expenses and meaningfully contributed to our overall profitability.”

Mrs. Lewis continued, “Trade policy uncertainty and readily available inventory are causing buyers to be hesitant, creating an extremely competitive market. In this environment, it is more difficult to immediately increase selling prices to fully offset mill price increases. These factors have contributed to short-term gross profit margin headwinds in the past two quarters. In addition, the aerospace and semiconductor markets that we serve, which have high value specialty products that typically contribute meaningfully to our profits, continue to underperform due to excess inventories within these supply chains. We remain confident, however, that the underlying margin profile of our consolidated business remains solidly intact and we maintain our long-term annual sustainable gross profit margin range of 29% to 31%. Our scale, product and end market diversity, and exceptional customer service, including next day delivery and extensive value-added processing capabilities, were instrumental in our outperforming our competition and capturing significant market share.”

Mrs. Lewis continued, “Overall, non-GAAP earnings per diluted share of $3.64 were within our expectations and guidance for the quarter. Our teams navigated the quarter exceptionally well, keeping our people safe and managing market dynamics with discipline and focus. Our primarily domestic supply chain and strong relationships with our U.S. mill partners provide Reliance a distinct competitive advantage, while our dynamic operating model, solid balance sheet, and diversified product mix continue to underpin strong and consistent performance. These same strengths also position us favorably to capitalize quickly as market activity rebounds. Looking ahead, we remain focused on investing for growth and delivering value to our customers and stockholders, supported by our consistently strong cash generation.”

End Market Commentary
Reliance delivers a diverse range of metal products and value-added processing services to a wide variety of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the third quarter of 2025 increased 6.2% compared to the prior-year quarter and remained flat compared to the second quarter of 2025, above management’s expectations of down 1.0% to 3.0%. The Company’s growth in tons sold from the third quarter of 2024 far exceeded the industry-wide decline of 2.9% reported by the Metals Service Center Institute for the same comparative period, outperforming industry shipments by more than nine percentage points.

Demand for non-residential construction (including infrastructure), Reliance’s largest end market by tons, improved from the third quarter of 2024. The Company expects non-residential construction demand to remain at healthy levels in the fourth quarter of 2025, subject to normal seasonality, supported by continued new construction projects across diverse sectors including data centers, manufacturing, and public infrastructure.

Demand across the broader manufacturing end market Reliance serves improved compared to the third quarter of 2024, primarily due to growth across the military, industrial machinery, consumer products, shipbuilding, and rail sectors. Reliance anticipates that demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the fourth quarter of 2025.

Demand in aerospace as a whole was stable compared to the third quarter of 2024. Reliance anticipates commercial aerospace demand to remain soft in the fourth quarter of 2025 due to continuing excess inventory in the supply chain. Demand in the defense and space related portions of Reliance’s aerospace business is expected to remain at strong levels in the fourth quarter of 2025.

Demand for the toll processing services Reliance provides to the automotive market improved compared to the third quarter of 2024. The Company expects demand for automotive toll processing to remain stable in the fourth quarter of 2025, subject to continuing uncertainty surrounding North American trade policy, as well as normal seasonality. Reliance’s toll processing operations remain flexible and able to quickly adapt to changes in the automotive market.

Demand in the semiconductor market remained under pressure compared to the third quarter of 2024. The Company anticipates excess inventory in the supply chain will continue to impact semiconductor demand in the fourth quarter of 2025.

Balance Sheet & Cash Flow
As of September 30, 2025, Reliance’s cash and cash equivalents totaled $261.2 million with total debt outstanding of $1.39 billion, including $238.0 million of outstanding borrowings under the Company’s $1.5 billion revolving credit facility.

Reliance generated cash flow from operations of $261.8 million in the third quarter of 2025. Inherent in the Company’s business model, Reliance generates strong cash flow from operations throughout market cycles that it redeploys to execute opportunistic capital allocation strategies.

As previously announced, on August 14, 2025, Reliance borrowed $400.0 million under an unsecured term loan agreement maturing in August 2028 and used the proceeds to repay $400.0 million of unsecured senior notes due August 15, 2025.

Stockholder Return Activity
On October 10, 2025, the Board of Directors declared a quarterly cash dividend of $1.20 per share of common stock, payable on December 5, 2025 to stockholders of record as of November 21, 2025.

Reliance repurchased 211,873 shares of its common stock in the third quarter of 2025 at an average price of $287.71 per share, for a total of $60.9 million. As of September 30, 2025, $963.6 million remained available under the Company’s share repurchase program that was replenished to $1.5 billion on October 22, 2024. Since 2020, Reliance has repurchased approximately 16.5 million shares of its common stock at an average cost of $197.66 per share for a total of $3.26 billion.

Corporate Development
As previously announced, Reliance appointed John G. Sznewajs as an independent member of the Company’s Board of Directors effective October 1, 2025. Reliance’s Board is now comprised of nine directors, eight of whom are independent.

Business Outlook
Reliance anticipates demand in the fourth quarter of 2025 will remain generally stable across the diversified end markets it serves, subject to ongoing domestic and international trade policy uncertainty. The Company estimates tons sold in the fourth quarter of 2025 will be up 3.5% to 5.5% compared to the fourth quarter of 2024, and, consistent with seasonal trends, down 5.0% to 7.0% compared to the third quarter of 2025. Reliance expects its average selling price per ton sold for the fourth quarter of 2025 will be relatively flat compared to the third quarter of 2025. The Company also anticipates a flat to slightly improved FIFO gross profit margin in the fourth quarter of 2025 compared to the third quarter of 2025. Based on these expectations and consistent with typical sequential seasonality, Reliance anticipates non-GAAP earnings per diluted share in the range of $2.65 to $2.85 for the fourth quarter of 2025, inclusive of LIFO expense of $25.0 million or $0.35 per diluted share.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2025 financial results and business outlook will be held on Thursday, October 23, 2025 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13756198. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on November 6, 2025, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13756198. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 320 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2024, Reliance’s average order size was $2,980, approximately 50% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters, and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to: changes in domestic and worldwide political and economic conditions including inflation, U.S. and foreign trade policies, slowing economic growth or other macroeconomic factors that could materially impact Reliance, its customers and suppliers, metals pricing, and demand for its products and services; U.S. and foreign trade policies specifically affecting metals product markets and pricing; the possibility that the expected benefits of acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine and the Middle East, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2025 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)						Average Selling Price per Ton Sold (% change)
	Q3 2025	Q2 2025	Sequential Quarter Change		Q3 2024	Year-Over-Year Change	Sequential Quarter Change		Year-Over-Year Change
Carbon steel	1,326.1	1,326.4	0.0%		1,246.9	6.4%	(0.5%	)	3.0%
Aluminum	80.4	83.8	(4.1%	)	80.2	0.2%	4.5%		7.4%
Stainless steel	75.9	75.5	0.5%		73.2	3.7%	(0.3%	)	(8.1%	)
Alloy	29.7	31.1	(4.5%	)	30.2	(1.7% )	0.1%		4.3%

	Sales ($'s in millions; % change)
	Q3 2025	Q2 2025	Sequential Quarter Change		Q3 2024	Year-Over-Year Change
Carbon steel	$2,032.5	$2,044.2	(0.6%	)	$1,856.2	9.5%
Aluminum	$621.5	$619.9	0.3%		$576.3	7.8%
Stainless steel	$489.9	$489.2	0.1%		$513.9	(4.7% )
Alloy	$159.6	$167.5	(4.7%	)	$155.9	2.4%

Year-to-Date (9 Months) Major Commodity Metrics

	Tons Sold (tons in thousands; % change)				Average Selling Price per Ton Sold (% change)
	2025	2024	Year-Over-Year Change		Year-Over-Year Change
Carbon steel	3,996.9	3,736.0	7.0%		(5.2% )
Aluminum	248.3	243.3	2.1%		2.8%
Stainless steel	227.4	222.3	2.3%		(9.2% )
Alloy	92.3	95.7	(3.6%	)	1.8%

	Sales ($'s in millions; % change)
	2025	2024	Year-Over-Year Change
Carbon steel	$5,980.9	$5,894.8	1.5%
Aluminum	$1,847.0	$1,760.2	4.9%
Stainless steel	$1,482.3	$1,595.6	(7.1%	)
Alloy	$485.5	$494.6	(1.8%	)

	Sales by Product ($'s as a % of total sales)
					Nine Months Ended
					September 30,
	Q3 2025	Q2 2025	Q3 2024		2025	2024
Carbon steel plate	12%	12%	12%		12%	12%
Carbon steel structurals	12%	12%	12%		12%	11%
Carbon steel tubing	9%	10%	9%		9%	10%
Hot-rolled steel sheet & coil	9%	8%	8%		9%	8%
Carbon steel bar	5%	5%	5%		5%	5%
Galvanized steel sheet & coil	5%	5%	5%		5%	5%
Cold-rolled steel sheet & coil	2%	2%	2%		2%	2%
Carbon steel	54%	54%	53%		54%	53%

Aluminum bar & tube	5%	5%	5%		5%	5%
Heat-treated aluminum plate	5%	5%	5%		5%	5%
Common alloy aluminum sheet & coil	5%	4%	4%		5%	4%
Common alloy aluminum plate	1%	1%	1%		1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%		1%	1%
Aluminum	17%	16%	16%		17%	16%

Stainless steel bar & tube	6%	6%	7%		6%	7%
Stainless steel sheet & coil	5%	5%	5%		5%	5%
Stainless steel plate	2%	2%	3%		2%	2%
Stainless steel	13%	13%	15%		13%	14%

Alloy bar & rod	4%	4%	3%		4%	4%
Alloy tube	—	—	1%		—	1%
Alloy	4%	4%	4%		4%	5%

Miscellaneous*	5%	6%	6%		5%	6%
Toll processing & logistics	4%	4%	4%		4%	4%
Copper & brass	3%	3%	2%		3%	2%
Other	12%	13%	12%		12%	12%

Total	100%	100%	100%		100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales	$3,651.2	$3,420.3	$10,795.7	$10,708.4

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,619.6	2,414.0	7,642.9	7,487.9
Warehouse, delivery, selling, general and administrative (“SG&A”)	701.3	665.0	2,097.5	2,004.2
Depreciation and amortization	70.5	67.9	208.9	198.1
	3,391.4	3,146.9	9,949.3	9,690.2

Operating income	259.8	273.4	846.4	1,018.2

Other (income) expense:
Interest expense	14.4	10.9	40.2	30.3
Other (income) expense, net	(2.3)	2.0	(8.2)	(18.5)
Income before income taxes	247.7	260.5	814.4	1,006.4
Income tax provision	57.7	60.6	189.7	234.4
Net income	190.0	199.9	624.7	772.0
Less: net income attributable to noncontrolling interests	0.5	0.7	1.8	2.1
Net income attributable to Reliance	$189.5	$199.2	$622.9	$769.9

Earnings per share attributable to Reliance stockholders:
Basic	$3.61	$3.64	$11.82	$13.68
Diluted	$3.59	$3.61	$11.74	$13.55

Shares used in computing earnings per share:
Basic	52,482	54,691	52,720	56,297
Diluted	52,817	55,182	53,044	56,813

Cash dividends declared per common share	$1.20	$1.10	$3.60	$3.30

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2025	2024*
ASSETS
Current assets:
Cash and cash equivalents	$261.2	$318.1
Accounts receivable, less allowance for credit losses of $23.2 and $23.2	1,674.1	1,342.0
Inventories	2,307.9	2,026.8
Prepaid expenses and other current assets	112.5	148.2
Income taxes receivable	—	60.4
Total current assets	4,355.7	3,895.5
Property, plant and equipment, net	2,623.9	2,544.9
Operating lease right-of-use assets	303.7	275.2
Goodwill	2,168.6	2,161.8
Intangible assets, net	977.6	1,007.2
Cash surrender value of life insurance policies, net	30.1	46.0
Other long-term assets	90.1	91.2
Total assets	$10,549.7	$10,021.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$507.8	$361.9
Accrued expenses	147.5	144.4
Accrued compensation and retirement benefits	201.2	195.2
Accrued insurance costs	53.1	50.4
Current maturities of long-term debt	0.3	399.7
Current maturities of operating lease liabilities	64.5	61.4
Income taxes payable	9.6	—
Total current liabilities	984.0	1,213.0
Long-term debt	1,381.5	742.8
Operating lease liabilities	242.3	214.2
Long-term retirement benefits	28.4	26.9
Other long-term liabilities	60.7	56.8
Deferred income taxes	537.0	537.5
Total liabilities	3,233.9	2,791.2
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—52,383 and 53,715	0.1	0.1
Retained earnings	7,400.2	7,334.7
Accumulated other comprehensive loss	(95.0)	(115.2)
Total Reliance stockholders’ equity	7,305.3	7,219.6
Noncontrolling interests	10.5	11.0
Total equity	7,315.8	7,230.6
Total liabilities and equity	$10,549.7	$10,021.8

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2025	2024
Operating activities:
Net income	$624.7	$772.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	208.9	198.1
Stock-based compensation expense	43.2	43.0
Other	(9.1)	5.0
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(331.0)	(51.9)
Inventories	(275.4)	(52.3)
Prepaid expenses and other assets	154.4	105.7
Accounts payable and other liabilities	139.6	(63.1)
Net cash provided by operating activities	555.3	956.5

Investing activities:
Acquisitions, net of cash acquired	(2.8)	(366.7)
Purchases of property, plant and equipment	(255.7)	(319.7)
Proceeds from sales of property, plant and equipment	13.8	4.0
Other	12.0	9.0
Net cash used in investing activities	(232.7)	(673.4)

Financing activities:
Proceeds from long-term debt borrowings	2,062.0	663.0
Principal payments on long-term debt	(1,824.0)	(538.0)
Cash dividends and dividend equivalents	(191.2)	(188.5)
Share repurchases	(394.0)	(951.3)
Taxes paid related to net share settlement of restricted stock units	(11.8)	(29.6)
Excise tax on repurchase of common shares	(10.0)	—
Other	(18.2)	(4.3)
Net cash used in financing activities	(387.2)	(1,048.7)
Effect of exchange rate changes on cash and cash equivalents	7.7	—
Decrease in cash and cash equivalents	(56.9)	(765.6)
Cash and cash equivalents, beginning balance	318.1	1,080.2
Cash and cash equivalents, ending balance	$261.2	$314.6

Supplemental cash flow information:
Interest paid	$37.8	$27.7
Income taxes paid, net	$115.7	$197.1

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2025	2024
Net income attributable to Reliance	$189.5	$233.7	$199.2	$3.59	$4.42	$3.61
Restructuring charges	1.2	10.2	2.1	0.02	0.18	0.03
Non-recurring income of acquisitions	—	—	(1.6)	—	—	(0.03)
Non-recurring settlement charges	2.2	—	0.5	0.04	—	0.01
Debt restructuring charge	0.3	—	1.5	0.01	—	0.03
Gains related to sales of non-core assets	—	(9.1)	—	—	(0.17)	—
Income tax benefit related to above items	(0.9)	(0.2)	(0.6)	(0.02)	—	(0.01)
Non-GAAP net income attributable to Reliance	$192.3	$234.6	$201.1	$3.64	$4.43	$3.64

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2025	2024	2025	2024
Net income attributable to Reliance		$622.9	$769.9	$11.74	$13.55
Restructuring charges		13.7	2.8	0.26	0.04
Non-recurring income of acquisitions		—	(3.6)	—	(0.06)
Non-recurring settlement charges		2.2	5.1	0.04	0.09
Debt restructuring charge		0.3	1.5	—	0.03
Gains related to sales of non-core assets		(9.1)	—	(0.17)	—
Income tax benefit related to above items		(1.7)	(1.4)	(0.03)	(0.02)
Non-GAAP net income attributable to Reliance		$628.3	$774.3	$11.84	$13.63

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Pretax income	$247.7	$304.3	$260.5	$814.4	$1,006.4
Restructuring charges	1.2	10.2	2.1	13.7	2.8
Non-recurring income of acquisitions	—	—	(1.6)	—	(3.6)
Non-recurring settlement charges	2.2	—	0.5	2.2	5.1
Debt restructuring charge	0.3	—	1.5	0.3	1.5
Gains related to sales of non-core assets	—	(9.1)	—	(9.1)	—
Non-GAAP pretax expense adjustments	3.7	1.1	2.5	7.1	5.8
Non-GAAP pretax income	$251.4	$305.4	$263.0	$821.5	$1,012.2

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Gross profit - LIFO	$1,031.6	$1,087.9	$1,006.3	$3,152.8	$3,220.5
Amortization of inventory step-down	—	—	(1.6)	—	(3.6)
Restructuring charges	0.8	6.3	1.7	8.9	1.7
Non-GAAP gross profit	1,032.4	1,094.2	1,006.4	3,161.7	3,218.6
LIFO expense (income)	25.0	25.0	(50.0)	75.0	(150.0)
Non-GAAP gross profit - FIFO	$1,057.4	$1,119.2	$956.4	$3,236.7	$3,068.6

Gross profit margin - LIFO	28.3%	29.7%	29.4%	29.2%	30.1%
Amortization of inventory step-down as a % of sales	—	—	—	—	—
Restructuring charges as a % of sales	—	0.2%	—	0.1%	—
Non-GAAP gross profit margin	28.3%	29.9%	29.4%	29.3%	30.1%
LIFO expense (income) as a % of sales	0.6%	0.7%	(1.5%)	0.7%	(1.4%)
Non-GAAP gross profit margin - FIFO	29.0%	30.6%	27.9%	30.0%	28.7%

Certain percentages may not calculate due to rounding.

	September 30,	June 30,	September 30,
	2025	2025	2024
Total debt	$1,389.1	$1,433.1	$1,276.4
Less: unamortized debt discount and debt issuance costs	(7.3)	(7.4)	(9.1)
Carrying amount of debt	1,381.8	1,425.7	1,267.3
Less: cash and cash equivalents	(261.2)	(239.5)	(314.6)
Net debt	1,120.6	1,186.2	952.7
Total Reliance stockholders’ equity	7,305.3	7,234.1	7,350.5
Total capital	$8,425.9	$8,420.3	$8,303.2

Net debt-to-total capital	13.3%	14.1%	11.5%

	Twelve Months Ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Net income	$730.7	$740.6	$1,045.4
Depreciation and amortization	279.5	276.9	261.0
Impairment	11.7	11.7	—
Interest expense	50.2	46.7	40.1
Income taxes	217.2	220.1	294.3
EBITDA	$1,289.3	$1,296.0	$1,640.8

Net debt-to-EBITDA	0.9x	0.9x	0.6x
Total debt-to-EBITDA	1.1x	1.1x	0.8x

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Cash provided by operations	$261.8	$229.0	$463.9	$555.3	$956.5
Less: capital expenditures	(81.2)	(87.6)	(112.8)	(255.7)	(319.7)
Free cash flow	$180.6	$141.4	$351.1	$299.6	$636.8

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include restructuring charges, non-recurring settlement charges, non-recurring expenses related to a term loan agreement and credit agreement amendment, gains related to sales of non-core PP&E, and non-recurring income of acquisitions, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy. Reliance, Inc. presents free cash flow as a measure of cash generated by its operations that will be used to repay scheduled debt maturities and can be used to invest in growth activities or returned to stockholders.

Footnotes
1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP Reconciliation.